                                                                     Exhibit 5.1


                                PALMER & DODGE

                              One Beacon Street
                         Boston, Massachusetts 02018

Telephone:  (617) 573-0100                            Facsimile:  (617) 227-4420



                                 March 30, 1995


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

Dear Sirs:

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 400,000 additional shares (the "Shares") of the Company's General Division Common Stock, $0.01 par value (formerly Common Stock, $0.01 par value), offered pursuant to the provisions of the Company's 1990 Employee Stock Purchase Plan (the "Plan").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.



                                        Very truly yours,



                                        /s/ Palmer & Dodge




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